Granite Falls Energy LLC

Producing Renewable Energy for a Cleaner Environment!



From the desk of Steve Christensen

Chief Executive Officer/General Manager

April 2013

At the annual meeting held on March 21st I had the opportunity to meet many of the members for the first time. Thanks for your enthusiastic welcome to Granite Falls Energy. It was my first time to speak to the members and share what has been an exciting first year for me. As mentioned in past newsletters we have been concentrating on plant performance and evaluating the improvements that have been made to the plant. I was able to share those improvements with you from water reduction per gallon produced to reduced electrical usage and natural gas usage per gallon.

We continue to focus on increasing our yield per bushel, corn oil per bushel, and to increase the gallons we are able to produce. We will continue to evaluate improvements and search for new ways to improve on what we have already done.

Here at Granite Falls we take safety seriously. We have a fulltime Environmental, Health and Safety Manager, Carol Gabbert .We hold weekly safety meetings and have a training program that each employee participates in covering all aspects of safety, from personal safety to operational safety. Carol performs a weekly walk through of the plant and works with our insurance company to do semi-annual audits of our plant safety.

We are committed to providing a safe workplace for everyone at Granite Falls Energy. Along with the safety program, keeping the plant well maintained is another area of focus. The Board of Governors is committed to keeping the plant clean and well maintained and provides the needed tools to do this, along with our well trained maintenance staff.

I encourage all of you to be safe this spring season wherever your travels may take you.

Ethanol Stocks Getting Back in Balance



Eric Baukol
Risk Manager

2012 was unquestionably a difficult year for the ethanol industry. Crush margins were very poor from December 2011 until recently; a period of time that was a bit longer and had worse crush margins than June 2008 until June 2009, which is the only comparable period of extended depressed crush margins. While many will point to the drought and the high price of corn as the driver of the pain our industry experienced last year, I'd strongly argue that the price of corn had little to do with the crush environment that our industry was in and that the driver of the poor crush margins was instead the amount of ethanol stocks on hand.

Our industry was forced to work through the hangover that followed an extremely strong margin environment in calendar Q4 2011, which incented unsustainable production levels and set up a difficult 2012. Strong production from that time, corresponding with a dramatic drop in demand, led to the US having nearly a billion gallons of ethanol on hand by spring 2012. Since March of last year the industry has taken off production and as a result has gradually whittled away at the stocks number. Today, we have less than 800 million gallons on hand as we enter the summer driving season. This level is a much more balanced starting point as we head into what is traditionally the strongest time of the year for ethanol demand. According to the latest reports, on an annualized basis the industry is still producing ethanol at a deficit to the expected demand from driving. This level of reduced production will help return the industry to a more healthy state for those of us who were able to withstand the financial pressures of the last year.

All of this is not to suggest that corn is inconsequential. The historic drought has left the country with uncomfortably low corn stocks that suggest that corn will be in short supply between now and when the new crop is harvested. One of my favorite things about the commodities business, however, is that economics are constantly at work. Right now the nation is working to extend the current crop by importing feed grains, including corn, at historic levels; feeding wheat at the upper end of what we have seen in the past and finding other alternative feed stocks for end users to help bridge the gap between crop years.

Check us out on the web at www.granitefallsenergy.com

Phone 320-564-3100

Thank you to each of you who attended the 2013 annual meeting. Below are the consolidated income statements and trade summary presented at the meeting. The financials tabled below, as well as the financial footnotes and industry information, can be found in the SEC filings for each quarter, and the annual 10K; simply follow the "SEC Compliance" link on our website. Please call our office if you need any assistance in obtaining or understanding the reports.



Stacie Schuler
Chief Financial Officer/Controller

Consolidated/Condensed Statement of Operations

	Fiscal Years Ended October 31, 2012	2011	2010	2009
Revenues	$ 175,162,043	$ 156,521,489	$ 95,289,452	$ 91,282,031
Cost of Goods Sold	172,708,074	142,353,416	85,146,261	87,464,936
Gross Profit (Loss)	2,453,969	14,168,073	10,143,191	3,817,095
Operating Expenses	2,449,596	2,002,706	1,957,742	2,045,615
Operating Income (Loss)	4,373	12,165,367	8,185,449	1,771,480
Other Income (Expense)	156,234	126,489	176,863	(685,300)
Net Income (Loss)	$ 160,607	$ 12,291,856	$ 8,362,312	$ 1,086,180
Net Income (Loss) Per Unit	$ 5.25	$ 400.96	$ 272.78	$ 35.29

Condensed Statements of Operations

	Three Months Ended January 31, 2013 (Unaudited)	Three Months Ended January 31, 2012 (Unaudited)
Revenues	$ 47,117,122	$ 43,745,776
Cost of Goods Sold	46,284,978	40,057,826
Gross Profit (Loss)	832,144	3,687,950
Operating Expenses	562,695	663,736
Operating Income (Loss)	269,449	3,024,214
Other Income (Expense), net	(48,022)	18,074
Net Income (Loss)	$ 221,427	$ 3,042,288
Net Income (Loss) Per Unit	$ 7.23	$ 99.29
Distributions Per Unit - Basic and Diluted	$ -	$ -

Granite Falls Energy, LLC – Membership Units

Trades & Transfers Summary - 5 Year Comparison

(Calendar Quarters)		2012	2011	2010	2009	2008
Quarter 1	high	$1,400	$1,375	$975	$1,251	$3,000
	low	*$1,390*	*$1,375*	*$850*	*$1,000*	*$2,400*
Quarter 2	high	$1,500	$1,500	$1,075	$1,000	$2,400
	low	*$1,405*	*$1,326*	*$1,000*	*$1,000*	*$2,100*
Quarter 3	high	$1,600	$1,425	$1,375	$1,050	$2,200
	low	*$1,475*	*$1,325*	*$1,211*	*$975*	*$2,000*
Quarter 4	high	$1,575	$1,400	$1,250	$950	$1,500
	low	*$1,525*	*$1,350*	*$1,200*	*$900*	*$1,500*

As a limited liability company, we are required to restrict the transfers of our membership units in order to preserve our partnership tax status. Our membership units may not be traded on any established securities market or readily trade on a secondary market (or the substantial equivalent thereof). All transfers are subject to a determination that the transfer will not cause Granite Falls to be deemed a publicly traded partnership.



Paul Enstad
Chairman of the Board of Governors

On behalf of Granite Falls Energy, I thank all those who were able to attend the annual meeting of members for your Company. This newsletter will be a refresher of the meeting for you and a recap for those of you who were unable to attend. The Board of Governors always strives to keep in mind the best interests of the owners of Granite Falls Energy. Your Board of Governors has always worked hard for you.

As usual, 2012 was another eventful year for the Board of Governors, the employees and staff. One year ago your Board of Governors was actively searching for a new CEO for Granite Falls Energy. Much time was spent on this important duty. On April 23, 2012, we hired Steve Christensen to fill this position. Steve's background and experience within the industry will continue to serve your Company well. I personally want to thank all Governors for the dedication and devotion during this process.

We thank you for the vote in favor of the proposed amendment to the operating agreement. The amendment will now allow all nine Governors to be elected by the members of the Company. Starting with the 2014 annual meeting, all Governors will be at-large positions.

2012 was another successful year for Granite Falls Energy. Although our profitability was lower than the previous year, we did have net profits of just over $160,000. This is an amazing feat considering the marketing environment that came to be in 2012. Early in the year we were off to a good start with good profits in the first quarter, and it looked like we may experience a great year. A nationwide drought, along with decreased driving demand, turned what could have been a very strong year into a challenging year for the industry and Granite Falls Energy. High corn prices along with blend wall and oversupply issues caused economic imbalances to occur, making it difficult to repeat the strong gains we have seen in the past.

In November 2012, we began utilizing our new loop track. In January 2013, we shipped our first unit train of ethanol for export. We have since shipped out another unit train and I am told that we are working on a third. These unit trains have proved beneficial for Granite Falls Energy and we are pleased with having the

Continued on page 4

Greetings! It's April and we still have a lot of snow cover and temps barely above freezing during the day. It's been a long winter but a productive one for GFE. It was good to see many of you at the members meeting at Prairies' Edge Casino. We covered major projects completed and in progress and your plant's production improvements since it started up over seven years ago. For those of you that couldn't attend here's a brief recap of what was presented:



Robin Spaude
Plant Manager

MAJOR PROJECTS COMPLETED:

Maintenance shop - We moved into our new 50' x 75' maintenance shop approximately 11 months ago and have been enjoying the benefits of a more efficient work space and convenient parts storage areas for the heavy parts used in our plant. Our maintenance crew and outside repair technicians really appreciate having the room to handle large machines like our 100,000 pound, 12' wide Shuttlewagon rail car mover for routine maintenance and service upgrades rather than doing the work outside.

We also converted the old, 25' x 45' maintenance shop area into a training center/conference room and modular office cubicles this past fall. We have since used this area for numerous plant meetings (including a board meeting), 4-day ICM refresher training on plant processes and safety for all production and maintenance personnel including myself.

Rail Loop - Our rail loop was completed and put into full service in early November. Since then we have assembled several unit trains for ethanol and a couple smaller "sweep" trains for dried distillers grains. The largest ethanol unit train so far was 96 cars; almost 3 million gallons of ethanol. It's amazing to see a 1 ¼ mile long train weighing approximately 12,000 tons move so effortlessly through the loop and onto the TC&W mainline to its destination. Two of our unit trains for ethanol went to a Texas seaport for export to the Philippines recently.

MAJOR PROJECTS IN PROCESS:

Cooling Tower Expansion - A decision was made last summer to expand our four-cell cooling tower to five cells. The high temps and high humidity of last summer put an overload on the cooling tower even with the use of our chiller. The long lead time fifth cell package and electrical switch gear and pump were ordered in November and parts began to arrive by mid-February. In the meantime, Fagen Inc. built the extended concrete basin and a sump for this cell in January and February of this year, has fabricated the additional supply and return piping and installed the electrical gear and wiring for the pump and fan.

Marley has had a crew on site since the first week of March and has completed the cell frame erection, installed the packing, fan assembly, spray headers and is currently putting on the siding. We expect to commission the fifth cell during our upcoming maintenance outage scheduled for mid-April.

Replacement Economizer Coil Package - During our October 2012 shutdown we discovered hairline cracks in many tubes in our DA coil. We also determined that we had partial blockage in our stack coil that could not be effectively cleaned. To repair the two coils of the three in the package would have meant shutdown time exceeding our scheduled maintenance down time. Victory Energy has redesigned the economizer coil package to a modular design that utilizes duplex materials that withstand thermal cycling much better. Future repairs to coils will be much more manageable as well.

We committed to a complete economizer coil pack replacement in November as the lead time was 16 weeks. This will be the second time in seven years that major repairs had to be done on the economizer; the first time was under warranty. The old, 50,000 pound coil package has to be removed through the roof of the energy center. That process and installing the new coil package is estimated to take approximately 1 ½ days. Replacement will occur during our mid-April outage.

River Intake adjustment - GFE ran on river water all last summer after the initial 4' of stoplogs were removed in early July from the dam and into the fall months with the exception of approximately six weeks when river flows were very low due to dam repairs and a dam removal in Montevideo way up-stream from our intake. It wasn't until mid-December, when demo of the Minnesota Falls dam, owned by Xcel Energy, was finally cleared for removal by the DNR and Army Corps of Engineers and the remaining stoplogs were removed for good. We then had to switch back to our production wells. Dam demolition commenced immediately and was finished by February 1. In the meantime, our engineers and contractors finalized the permanent intake location and got the necessary equipment and materials on order. Construction to alter our current intake system began in late February and by the last week of March we began pumping water from the river via a temporary intake. We have to wait for total ice out and flood potential to subside, for safety reasons, to install the permanent intake.

The alterations to the intake are due to a much lower water elevation and channel shift but will still perform the same as the original intake installation was designed. We hope to have final project completion before mid-May.

PLANT PERFORMANCE & SAFETY ACHIEVEMENTS:

Your plant continues to run very well despite some very harsh winter conditions at times. Many of the upgrades and the debottlenecking done to date continue to show the potential of this plant. Since our last newsletter production pace has ramped up even further from 63.8 million gallons per year to a current 65.5 million gallons per year undenatured gallons based on a budgeted 357 day year. We project this plant will run 359 days this year with only the two scheduled maintenance outages planned. Operations and maintenance crews continue to do an outstanding job of staying on top of daily issues and/or planning the appropriate time to stop and fix, if need be. They have met and exceeded performance milestones set over the past few months for 200 proof output (127 gallons per minute), corn oil extraction (0.7 pounds per bushel), and ethanol yield (2.91 gallons per bushel). These production goals were based on undenatured ethanol production.

Our production and maintenance crews have been spending quite a bit of time in cross training these past five months or so in the areas of water treatment plant operations, DCS (Discreet Control System) training which controls the entire plant operation, electrical maintenance, and management refresher training not only for our current managers but our shift supervisors and leaders as well. This will help us greatly when managers are absent, inclement weather causes manpower shortages on a shift, and during times of illness, for example.

Plant safety is another achievement that all of us have strived for. We achieved our 1,000 day milestone this past November for no lost time injuries. My congratulations to all for working safely and watching out for each other.

Thank you.
Robin W. Spaude

Paul Enstad - Continued from page 2

ability to utilize the Twin Cities and Western rail line for this purpose. This has been an exciting project for Granite Falls Energy.

Last year you may remember that we were working to try and resolve the Minnesota Falls dam issue to maintain our pool of water for our intake structure where we draw our water for our process needs. We have since decided that acquiring the dam was not in our best interest and the dam has actually been removed. An alternative plan was adopted by the Board and we are currently re-working our existing intake structure at a lesser cost than originally projected.

Recently Granite Falls Energy has set new company records for the production of ethanol, corn oil and DDGS. The additions and enhancements made to the plant to finish up our capital improvement decisions made some time ago has made this possible. We have been able to increase production to this level at minimal cost as compared to doubling the nameplate capacity of the plant with new construction.

In August 2012, we were able to secure debt financing with United FCS, with CoBank as the administrative agent, with the option to borrow up to $8 million on a revolving term loan. The balance of this long term debt at the end of the quarter ended January 31, 2013 was just over $6.1 million. We believe the enhancements made to the plant will bode well for the future of your company.

I have been asked about biobutanol. Some of you may remember the press release from last summer, which read as follows:

> On June 18, 2012, Butamax Advanced Biofuels LLC ("Butamax") announced that four additional ethanol production companies, including Granite Falls Energy, LLC ("Granite Falls Energy"), had joined its Early Adopters Group ("EAG"). The EAG is a consortium of ethanol production companies interested in exploring the implementation of Butamax's biobutanol technology for the commercial scale production of biobutanol. Granite Falls Energy's inclusion in the EAG does not obligate the company to adopt Butamax's technology or convert from the production of ethanol to the production of biobutanol. However, inclusion in the EAG provides Granite Falls Energy with the opportunity to learn more about Butamax's technology and provides Granite Falls Energy with preferred access to this technology in the event the company chooses to pursue biobutanol production.

We continue to monitor developments with this technology.

In our last newsletter, we talked about deregistering. This means that we would no longer be required to file reports with the United States Securities and Exchange Commission. We were close to moving forward with this process, but we have since decided to put the process on hold indefinitely. We have decided that we need to learn more about new regulations that may benefit us and gather more information before exploring this process further.

The employees have continued to do their jobs well. As I mentioned, it has been a challenging year with a lot of activity and with some construction still going on. The employees have met safety requirements as well as production goals and compliance measures.

A big thank you goes out to Lacey Dixon, Director of Member and Industry Relations for the American Coalition for Ethanol. Granite Falls Energy is a member of this organization and Lacey gave an excellent report at the annual meeting on the industry and what the future may hold. The president of the United States recently reiterated his support for the need of our country to reduce our dependence on foreign oil. We believe that ethanol continues to have great potential, and national reports are showing an increase in ethanol demand. We believe things are looking promising for Granite Falls Energy going forward.

Paul Enstad, Chairman, Granite Falls Energy, LLC

15045 Hwy. 23 SE
Granite Falls, MN 56241
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